Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG REPORTS FOURTH QUARTER 2016 RESULTS

TRANSFORMATIVE ACTIONS TAKEN DURING 2016

NEW YORK, February 14, 2017 — American International Group, Inc. (NYSE: AIG) today announced results for the quarter and fiscal year ended December 31, 2016.

“We took decisive actions in 2016 to dramatically reduce uncertainty and deliver higher quality, more sustainable earnings in the future,” said Peter D. Hancock, AIG President and Chief Executive Officer. “The comprehensive adverse reserve development cover significantly reduces the risk of further reserve additions in some of the most volatile lines, and we responded definitively to emerging severity trends that we believe are materially impacting the overall U.S. Casualty market. Going forward, we expect to see the results from our improved underwriting platform, reduced expense base, and the strong improvement in our business mix. We remain committed to continuing to execute our clearly defined transformation plan, as well as achieving our financial goals, including the return of the remainder of the $25 billion to shareholders we announced in January of last year subject to regulatory and rating agency considerations and future profitability improvements.”

FOURTH QUARTER AND FULL YEAR FINANCIAL SUMMARY*

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per share amounts)	2016	2015	2016	2015
Net income (loss)	$(3,041)	$(1,841)	$(849)	$2,196
Net Income (loss) per diluted share (a)	$(2.96)	$(1.50)	$(0.78)	$1.65
After-tax operating income (loss)	$(2,787)	$(1,318)	$406	$2,872
After-tax operating income (loss) per diluted share (a)	$(2.72)	$(1.07)	$0.36	$2.15
ROE	(14.7)%	(7.8)%	(1.0)%	2.2%
Normalized ROE	4.8%	6.6%	7.5%	6.9%

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a) -	For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share.

The Operating Portfolio is now referred to as Core to provide clarity and distinguish the name of this portfolio from the operating income metric, which is used across the businesses.

All comparisons are against either fourth quarter or full year 2015, unless otherwise indicated.

Refer to the AIG Fourth Quarter 2016 Financial Supplement and our modular disclosures, which are posted on AIG’s website in the Investor Information section for further information.

FOR IMMEDIATE RELEASE

FINANCIAL HIGHLIGHTS

Transforming Reinsurance Strategy – During the first quarter of 2017, AIG entered into an adverse development reinsurance agreement with National Indemnity Company, a Berkshire Hathaway subsidiary. The agreement retroactively covers the majority of U.S. long tail lines reserves for accident years 2015 and prior. Please refer to our press release regarding this agreement: http://phx.corporate-ir.net/phoenix.zhtml?c=76115&p=irol-newsArticle&ID=2238739

Substantial Strengthening of Reserves – The fourth quarter included a $5.6 billion or ($3.56) per share impact from prior year adverse reserve development. Total full-year 2016 adverse development on subject lines of $5.3 billion is included under, and will be 80%, or $4.2 billion, covered by the adverse development reinsurance agreement with National Indemnity Company. This agreement covers roughly half of total Commercial Insurance loss reserves at the company and should generate a deferred pre-tax gain before discounting of approximately $2.6 billion in the first quarter of 2017.

Expense Reduction Ahead of Target – For the full-year, general operating and other expenses (GOE) declined $1.7 billion, or 13.4% to $11.0 billion from the prior year. On a constant dollar basis and excluding AIG Advisor Group, which was sold in 2016, operating GOE was down 9.7%.

Definitive Progress on Sculpting the Portfolio – AIG completed or announced over 10 transactions which in the aggregate will generate approximately $10 billion of liquidity, most of which was received in 2016. Included in that amount was the sale of United Guaranty Corporation to Arch Capital Group Ltd. that closed on December 31, 2016.

Capital and Liquidity Plan Actions – For the full-year 2016, AIG returned a total of $13.1 billion of capital to shareholders. AIG repurchased 47.5 million common shares for $3.0 billion and 2.4 million warrants for $46.0 million during the fourth quarter. Through February 14, 2017, AIG has repurchased an additional 18.4 million common shares for $1.2 billion. On February 14, 2017, AIG’s Board of Directors authorized an additional increase to its previous repurchase authorization of AIG Common Stock of $3.5 billion, resulting in an aggregate remaining authorization of approximately $4.7 billion. The company continues to maintain strong capital and liquidity ratios at year-end to meet the expectations of key stakeholders including clients and rating agencies.

Improving Transparency Through Module Disclosure – AIG presented its new modular segmentation designed to provide greater transparency into each business and greater accountability across the firm to increase focus on profitability.

CORE

Commercial Insurance Highlights – In 2016, the Commercial Insurance business demonstrated clear underwriting conviction to improve its overall mix of business and utilize more rigorous pricing tools in U.S. casualty lines, which has been the primary driver of recent adverse development. Our experience in U.S. Casualty reflects aggregate exposures that have accumulated over AIG’s decades of underwriting long-tail business. The net premiums written associated with those lines have declined approximately 39% since the end of 2015, and the adverse development reinsurance agreement covers the majority of the U.S. Casualty reserves.

•	Commercial Insurance net premiums written decreased by 20.2% in the fourth quarter as a result of strategic portfolio actions and premiums ceded under the previously announced Swiss Re quota share transaction. For the full-year 2016, net premiums written declined 17.9% driven by the strategic remediation of certain underperforming casualty lines as well as greater use of reinsurance.

FOR IMMEDIATE RELEASE

•	The loss ratio was 211.5 in the quarter and included 125.2 points attributable to prior-year adverse reserve development and 8.1 points attributable to catastrophe losses. The accident year loss ratio, as adjusted, was 78.2, and included a 10.8 point increase arising from the impact of the reserve studies on premiums earned in the first three quarters of 2016. The full-year 2016 loss ratio was 104.0 which included 30.8 points of adverse reserve development. The accident year loss ratio, as adjusted, for 2016 following the fourth quarter reserve strengthening was 66.7, representing a 4.1 point improvement compared to the 2015 ratio inclusive of the impact of the 2016 reserve strengthening on 2015 results.

•	The expense ratio was 30.1 in the fourth quarter, flat compared to the prior year quarter as improvements in general operating expenses and ceding commissions received from reinsurers were offset by the strategic decline in premiums. For the full-year 2016, the expense ratio improved by 0.9 points driven by lower general operating expenses and higher ceding commissions received from reinsurers.

Commercial Insurance	Three Months Ended December 31, 2016
$ in millions	Net Premiums Written	Loss Ratio	Expense Ratio	Combined Ratio	PTOI
Liability and Financial Lines	$2,160	312.0	26.7	338.7	$(4,981)
Property and Special Risks	$1,542	77.0	34.7	111.7	$(42)
Total Commercial Insurance	$3,702	211.5	30.1	241.6	$(5,023)

	Three Months Ended December 31, 2015
	Net Premiums Written	Loss Ratio	Expense Ratio	Combined Ratio	PTOI
Liability and Financial Lines	$2,808	174.6	28.5	203.1	$(2,479)
Property and Special Risks	$1,831	69.8	32.7	102.5	$53
Total Commercial Insurance	$4,639	133.1	30.2	163.3	$(2,426)

Consumer Insurance Highlights – In 2016, the Consumer Insurance business made significant strategic progress by narrowing its focus and enhancing operating performance. Consumer Insurance executed the sale of AIG Advisor Group and announced agreements to sell Fuji Life as well as certain businesses in Latin America and Europe. In Japan, our largest market outside the U.S., the business continued its improvement in overall underwriting results and took significant actions to prepare for the legal entity merger. The announcement on February 13, 2017, setting the merger completion date of January 1, 2018 and pre-merger operations status to commence April 1, 2017, was a major milestone for the transformation of the business in Japan. The Personal Insurance business continued to see strong growth in the high-net worth space as well as improved profitability across all business lines. Group Retirement generated improved net flows due in part to investments in its client-focused technology platform, and AIG remained a top tier writer across Individual Retirement annuity product lines.

FOR IMMEDIATE RELEASE

•	Pre-tax operating income increased 55.8% in the fourth quarter, driven by significantly improved underwriting results in Personal Insurance and higher income from alternative investments in hedge funds across all Consumer Insurance operating segments.

•	In Individual Retirement, net flows for retail mutual funds and index annuities were positive in the fourth quarter, and sales of index annuities have slowed but continue to outpace the industry. Net flows for fixed annuities continued to be negative, reflecting disciplined pricing in the low interest rate environment. Variable annuity industry sales were negatively affected by a strategic decision to scale back living benefits in the low interest rate environment and uncertainty regarding the new Department of Labor fiduciary rule.

•	In Group Retirement, premiums were unchanged but premiums and deposits were up 5.8% in the fourth quarter while net flows were negative in the quarter primarily due to modestly higher seasonal surrenders. Spread compression year-over-year was due to reinvestment in the current low interest rate environment, but was more than offset by higher income from alternative investments.

•	In Life Insurance, lower general operating expenses and higher income from alternative investments were more than offset by reserve increases, related in part to administrative system conversions, resulting in a pre-tax operating loss in the quarter.

•	Personal Insurance had a strong quarter reflecting improved current accident year loss and expense ratio performance, together with favorable prior year loss reserve development, partially offset by higher catastrophe losses.

Consumer Insurance	Three Months Ended December 31, 2016
$ in millions	Operating Revenue	Premiums & Fees	Investment Income	Benefits & Expenses	PTOI
Individual Retirement	$1,376	$215	$1,010	$834	$542
Group Retirement	$716	$104	$558	$455	$261
Life Insurance	$956	$679	$263	$966	$(10)

	Net Premiums Written	Loss Ratio	Expense Ratio	Combined Ratio	PTOI
Personal Insurance	$2,810	52.7	44.2	96.9	$176

	Operating Revenue	Premiums & Fees	Investment Income	Benefits & Expenses	PTOI
Total Consumer Insurance	$6,017	$3,880	$1,918	$5,048	$969

	Three Months Ended December 31, 2015
	Operating Revenue	Premiums & Fees	Investment Income	Benefits & Expenses	PTOI
Individual Retirement	$1,570	$206	$904	$1,173	$397
Group Retirement	$679	$104	$520	$451	$228
Life Insurance	$923	$658	$248	$899	$24

FOR IMMEDIATE RELEASE

	Net Premiums Written	Loss Ratio	Expense Ratio	Combined Ratio	PTOI
Personal Insurance	$2,729	55.4	47.7	103.1	$(27)

	Operating Revenue	Premiums & Fees	Investment Income	Benefits & Expenses	PTOI
Total Consumer Insurance	$5,978	$3,713	$1,733	$5,356	$622

LEGACY & OTHER

Legacy Segment Highlights – In 2016, the Legacy segment monetized an additional $3.9 billion of assets resulting in a total of $7.1 billion of its goal to reach $9.0 billion of capital return by the end of 2017. Legacy attributed equity as a percentage of AIG adjusted shareholders’ equity decreased from 24% as of year-end 2015 to 18% as of year-end 2016.

•	During the quarter, an AIG sponsored Fund (the Korea Fund) completed the sale of commercial real estate in South Korea for total consideration of $2.5 billion and reported a pre-tax gain of $1.1 billion included in Other income, of which $464 million was attributable to AIG’s controlling interest. Legacy also sold approximately 30% of the face value of its life settlement portfolio, reducing the company’s risk profile.

•	During the year, AIG closed the majority of its life reinsurance transactions and, subject to regulatory and rating agency considerations remains on track to deliver on the associated capital return target by the end of 2017.

CONFERENCE CALL

AIG will host a conference call tomorrow, Wednesday, February 15, 2017, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These

FOR IMMEDIATE RELEASE

projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; generation of deployable capital; actual and anticipated sales of businesses or asset divestitures or monetizations; restructuring of business operations, including anticipated restructuring charges and annual cost savings; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses; anticipated organizational and business changes; strategies for customer retention, growth, product development, market position, financial results and reserves; and segments’ revenues and combined ratios. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage legacy portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of, or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2016 and March 31, 2016, Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2016 (which will be filed with the SEC). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2016 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) and Adjusted Book Value per Common Share Including Dividend Growth are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding. Adjusted Book Value per Common Share including dividend growth is derived by dividing Adjusted Shareholders’ Equity including growth in quarterly dividends above $0.125 per share to shareholders, by total common shares outstanding.

AIG Return on Equity – After-tax Operating Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized after-tax operating income attributable to AIG by average Adjusted Shareholders’ Equity.

AIG Normalized Return on Equity further adjusts Adjusted Return on Equity for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that

FOR IMMEDIATE RELEASE

can experience volatility in AIG’s short-term results. Normalized Return on Equity is derived by excluding the following tax adjusted effects from Adjusted Return on Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance incurred but not reported (IBNR) death claim charge; and prior year loss reserve development.

AIG uses the following operating performance measures because it believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

After-tax Operating Income Attributable to AIG (ATOI) is derived by excluding the tax affected PTOI adjustments described and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges; and

•	uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.

See page 12 for the reconciliation of Net income attributable to AIG to After-tax Operating Income Attributable to AIG.

Operating Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Operating revenues are a GAAP measure for our operating segments.

General Operating Expenses, Operating Basis (Operating GOE), is derived by making the following adjustments to general operating and other expenses: include (i) certain loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to an asbestos retroactive reinsurance agreement. AIG uses general operating expenses, operating basis, because AIG believes it provides a more meaningful indication of AIG’s ordinary course of business operating costs, regardless of within which financial statement line item these expenses are reported externally within AIG’s segment results. The majority of these expenses are employee-related costs. For example, other acquisition and loss adjustment expenses primarily represent employee-related costs in the underwriting and claims functions, respectively. Excluded from this measure are non-operating expenses (such as restructuring costs and litigation reserves), direct marketing expenses, insurance company assessments and non-deferrable commissions. AIG also excludes the impact of foreign exchange and the expenses of AIG Advisor Group, which has been divested, when measuring period-over-period fluctuations in General Operating Expenses, Operating basis.

FOR IMMEDIATE RELEASE

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Pre-tax Operating Income (PTOI) is derived by excluding the following items from income from continuing operations before income tax. This definition is consistent across AIG’s modules (including geography). These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. PTOI is a GAAP measure for our operating segments.

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•	other income and expense — net, related to Legacy Portfolio run-off insurance lines;

•	loss (gain) on extinguishment of debt;

•	net realized capital gains and losses;

•	non-qualifying derivative hedging activities, excluding net realized capital gains and losses;

•	income or loss from discontinued operations;
•	net loss reserve discount benefit (charge);

•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	reserve development related to non-operating run-off insurance business; and

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for Commercial Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

•	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

•	Acquisition ratio = Total acquisition expenses ÷ NPE

•	General operating expense ratio = General operating expenses ÷ NPE

•	Expense ratio = Acquisition ratio + General operating expense ratio

•	Combined ratio = Loss ratio + Expense ratio

•	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD]

•	Accident year combined ratio = AYLR + Expense ratio

•	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio

•	Prior year development net of premium adjustments = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to prior year development] – Loss ratio

Accident year loss ratio, as adjusted (Adjusted for Prior Year Development) further adjusts the Accident Year Loss Ratio, as adjusted to include the impact of the prior year reserve development into each respective accident year.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life contingent payout annuities, as well as deposits received on universal life, investment type annuity contracts and mutual funds.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today we provide a wide range of property casualty insurance, life insurance, retirement products and other financial services to customers in more than 80 countries and jurisdictions. Our diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended December 31,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(3,455)	$(985)	$(2,485)	$(2,932)	$(1,083)	$(1,838)
Noncontrolling interest	—	—	(556)	—	—	(3)

Pre-tax income (loss)/net income (loss) attributable to AIG	(3,455)	(985)	(3,041)	(2,932)	(1,083)	(1,841)
Adjustments:
Uncertain tax positions and other tax adjustments	—	247	(247)	—	30	(30)
Deferred income tax valuation allowance charges	—	(87)	87	—	(49)	49
Changes in fair value of securities used to hedge guaranteed living benefits	150	53	97	4	1	3
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(286)	(100)	(186)	(69)	(24)	(45)
Other (income) expense - net	(27)	(10)	(17)	233	82	151
Loss on extinguishment of debt	(2)	—	(2)	—	—	—
Net realized capital losses	1,115	344	771	349	123	226
Noncontrolling interest on net realized capital losses	—	—	(21)	—	—	(11)
Loss from discontinued operations	—	—	36	—	—	—
(Income) loss from divested businesses	(194)	(186)	(8)	1	(1)	2
Non-operating litigation reserves and settlements	2	1	1	4	1	3
Reserve development related to non-operating run-off insurance business	—	—	—	—	—	—
Net loss reserve discount benefit (charge)	(750)	(263)	(487)	86	56	30
Pension expense related to a one-time lump sum payment to former employees	147	51	96	—	—	—
Restructuring and other costs	206	72	134	222	77	145

Pre-tax operating loss/After-tax operating loss	$(3,094)	$(863)	$(2,787)	$(2,102)	$(787)	$(1,318)

	Twelve Months Ended December 31,
	2016			2015
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$(74)	$185	$(288)	$3,281	$1,059	$2,193
Noncontrolling interest	—	—	(561)	—	—	3

Pre-tax income (loss)/net income (loss) attributable to AIG	(74)	185	(849)	3,281	1,059	2,196
Adjustments:
Uncertain tax positions and other tax adjustments	—	63	(63)	—	(112)	112
Deferred income tax valuation allowance charges	—	(83)	83	—	(110)	110
Changes in fair value of securities used to hedge guaranteed living benefits	(120)	(42)	(78)	43	15	28
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(195)	(68)	(127)	15	5	10
Other (income) expense - net	(42)	(15)	(27)	233	82	151
Loss on extinguishment of debt	74	26	48	756	265	491
Net realized capital (gains) losses	1,944	561	1,383	(776)	(271)	(505)
Noncontrolling interest on net realized capital (gains) losses	—	—	(61)	—	—	29
Loss from discontinued operations	—	—	90	—	—	—
(Income) loss from divested businesses	(545)	(309)	(236)	59	43	16
Non-operating litigation reserves and settlements	(41)	(14)	(27)	(82)	(29)	(53)
Reserve development related to non-operating run-off insurance business	—	—	—	30	10	20
Net loss reserve discount benefit (charge)	(427)	(150)	(277)	(71)	(16)	(55)
Pension expense related to a one-time lump sum payment to former employees	147	51	96	—	—	—
Restructuring and other costs	694	243	451	496	174	322

Pre-tax operating income/After-tax operating income	$1,415	$448	$406	$3,984	$1,115	$2,872

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Inc.			% Inc.
	2016	2015	(Dec.)	2016	2015	(Dec.)
Income (loss) per common share:
Basic
Income (loss) from continuing operations	$(2.93)	$(1.50)	(95.3)%	$(0.70)	$1.69	NM	%
Loss from discontinued operations	(0.03)	—	NM	(0.08)	—	NM

Net income (loss) attributable to AIG	$(2.96)	$(1.50)	(97.3)	$(0.78)	$1.69	NM

Diluted
Income (loss) from continuing operations	$(2.93)	$(1.50)	(95.3)	$(0.70)	$1.65	NM
Loss from discontinued operations	(0.03)	—	NM	(0.08)	—	NM

Net income (loss) attributable to AIG	$(2.96)	$(1.50)	(97.3)	$(0.78)	$1.65	NM

After-tax operating income attributable to AIG per diluted share (a)	$(2.72)	$(1.07)	(154.2)%	$0.36	$2.15	(83.3)%
Weighted average shares outstanding:
Basic	1,023.9	1,226.9		1,091.1	1,299.8
Diluted (a)(b)	1,023.9	1,226.9		1,091.1	1,334.5
Return on equity (c)	(14.7)%	(7.8)%		(1.0)%	2.2%
Adjusted return on equity (d)	(18.2)%	(7.1)%		0.6%	3.7%

As of period end:	December 31, 2016	September 30, 2016	December 31, 2015
Total AIG shareholders’ equity	$76,300	$88,663	$89,658
Accumulated other comprehensive income	3,230	9,057	2,537

Total AIG shareholders’ equity, excluding AOCI	73,070	79,606	87,121
Deferred tax assets	14,770	15,567	16,751

Total adjusted AIG shareholders’ equity	58,300	64,039	70,370
Add: Cumulative quarterly common stock dividends above $0.125 per share	1,216	1,020	378

Total adjusted AIG shareholders’ equity, including dividend growth	$59,516	$65,059	$70,748

As of period end:	December 31, 2016	September 30, 2016	% Inc. (Dec.)	December 31, 2015	% Inc. (Dec.)
Book value per common share (e)	$76.66	$85.02	(9.8)%	$75.10	2.1%
Book value per common share excluding AOCI (f)	$73.41	$76.33	(3.8)	$72.97	0.6
Adjusted book value per common share (g)	$58.57	$61.41	(4.6)	$58.94	(0.6)
Adjusted book value per common share, including dividend growth (h)	$59.79	$62.39	(4.2)%	$59.26	0.9%
Total common shares outstanding	995.3	1,042.9		1,193.9

Financial highlights - notes

(a)	For the quarters ended December 31, 2016 and 2015, because we reported net losses and after-tax operating losses, and for the twelve months ended December, 31, 2016, because we reported a net loss, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. We reported an after-tax income for the year ended December 31, 2016; therefore, we reported earnings per share on diluted basis. For the year ended December 31, 2016, the weighted average outstanding shares - diluted includes 30, 326,772 dilutive shares.
(b)	Diluted shares in the diluted EPS calculation represent basic shares for the three-months ended December 31, 2016 and 2015 and twelve months ended December 31, 2016 due to the net losses in those periods.
(c)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(d)	Computed as Annualized After-tax Operating Income attributable to AIG divided by Adjusted Shareholders’ Equity.
(e)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(f)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(g)	Represents Adjusted Shareholders’ Equity, divided by Total common shares outstanding.
(h)	Represents Adjusted Shareholders’ Equity, and including growth in quarterly dividends above $0.125 per share to shareholders, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating Expenses, Operating basis to General Operating and Other Expenses, GAAP basis

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			% Inc.			% Inc.
	2016	2015	(Dec.)	2016	2015	(Dec.)
General operating and other expenses, GAAP basis	$2,864	$3,472	(17.5)%	$10,989	$12,686	(13.4)%
Restructuring and other costs	(206)	(222)	7.2	(694)	(496)	(39.9)
Other expense related to retroactive reinsurance agreement	10	(233)	NM	18	(233)	NM
Pension expense related to a one-time lump sum payment to former employees	(147)	—	NM	(147)	—	NM
Non-operating litigation reserves	(2)	(7)	71.4	(3)	(12)	75.0

Total general operating and other expenses included in pre-tax operating income	2,519	3,010	(16.3)	10,163	11,945	(14.9)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	314	392	(19.9)	1,345	1,632	(17.6)
Advisory fee expenses	(79)	(337)	76.6	(645)	(1,349)	52.2
Non-deferrable insurance commissions	(117)	(127)	7.9	(467)	(504)	7.3
Direct marketing and acquisition expenses, net of deferrals	(172)	(218)	21.1	(501)	(659)	24.0
Investment expenses reported as net investment income and other	12	20	(40.0)	57	76	(25.0)

Total general operating expenses, operating basis	$2,477	$2,740	(9.6)%	$9,952	$11,141	(10.7)%

Reconciliations of General Operating Expenses, Operating basis, Excluding Foreign Exchange and General Operating Expenses of AIG Advisor Group to General Operating and Other Expenses, GAAP basis

	Twelve Months Ended
	December 31,
			% Inc.
	2016	2015	(Dec.)
General operating and other expenses, GAAP basis	$10,989	$12,686	(13.4)%
Restructuring and other costs	(694)	(496)	(39.9)
Other expense related to retroactive reinsurance agreement	18	(233)	NM
Pension expense related to a one-time lump sum payment to former employees	(147)	—	NM
Non-operating litigation reserves	(3)	(12)	75.0

Total general operating and other expenses included in pre-tax operating income	10,163	11,945	(14.9)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	1,345	1,632	(17.6)
Advisory fee expenses	(645)	(1,349)	52.2
Non-deferrable insurance commissions	(467)	(504)	7.3
Direct marketing and acquisition expenses, net of deferrals	(501)	(659)	24.0
Investment expenses reported as net investment income and other	57	76	(25.0)

Total general operating expenses, operating basis	9,952	11,141	(10.7)
Less: FX impact	—	(15)	NM
Less: GOE of Advisor Group	68	206	(67.0)

Total general operating expenses, Operating basis, Ex. FX & GOE of AIG Advisor Group	$9,884	$10,950	(9.7)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Normalized and Adjusted Return on Equity

	Three Months Ended				Three Months Ended
	December 31, 2016				December 31, 2015
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$(3,041)	(14.7)%			$(1,841)	(7.8)%
Adjusted Return on equity (a)	$(3,094)	$(863)	$(2,787)	(18.2)%	$(2,102)	$(787)	$(1,318)	(7.1)%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(2)	(1)	(1)	—	(159)	(56)	(103)	(0.6)
(Better) worse than expected alternative returns	(103)	(36)	(67)	(0.4)	529	185	344	1.9
(Better) worse than expected DIB & GCM returns	(75)	(26)	(49)	(0.3)	(5)	(2)	(3)	—
Fair value changes on PICC investments	11	4	7	—	(18)	(6)	(12)	(0.1)
Update of actuarial assumptions	—	—	—	—	(11)	(4)	(7)	—
Life Insurance - IBNR death claims	—	—	—	—	(20)	(7)	(13)	(0.1)
Unfavorable (favorable) prior year loss reserve development	5,588	1,956	3,632	23.7	3,583	1,254	2,329	12.6

Normalized Return on Equity	$2,325	$1,034	$735	4.8%	$1,797	$577	$1,217	6.6%

Average AIG Shareholders’ equity				$82,482				$94,329
Less: Average AOCI				6,144				4,547
Less: Average DTA				15,169				16,002

Average adjusted shareholders’ equity				$61,169				$73,780

	Twelve Months Ended				Twelve Months Ended
	December 31, 2016				December 31, 2015
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$(849)	(1.0)%			$2,196	2.2%
Adjusted Return on equity (a)	$1,415	$448	$406	0.6%	$3,984	$1,115	$2,872	3.7%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(220)	(77)	(143)	(0.2)	(800)	(280)	(520)	(0.7)
(Better) worse than expected alternative returns	548	192	356	0.5	668	234	434	0.6
(Better) worse than expected DIB & GCM returns	172	60	112	0.2	(123)	(43)	(80)	(0.1)
Fair value changes on PICC investments	151	53	98	0.2	(40)	(14)	(26)	—
Update of actuarial assumptions	385	135	250	0.4	6	2	4	—
Life Insurance - IBNR death claims	(25)	(9)	(16)	—	(20)	(7)	(13)	—
Unfavorable (favorable) prior year loss reserve development	5,818	2,036	3,782	5.8	4,138	1,448	2,690	3.4

Normalized Return on Equity	$8,244	$2,838	$4,845	7.5%	$7,813	$2,455	$5,361	6.9%

Average AIG Shareholders’ equity				$86,617				$101,558
Less: Average AOCI				5,722				7,598
Less: Average DTA				15,905				15,803

Average adjusted shareholders’ equity				$64,990				$78,157

(a)	After-tax operating income excludes Net income (loss) attributable to non-controlling interest of $556 million and $3 million for the three months ended December 31, 2016 and 2015, respectively. After-tax operating income also excludes Net income (loss) attributable to non-controlling interest of $561 million and $(3) million for the twelve months ended December 31, 2016 and 2015, respectively.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

Reconciliations of Accident Year Loss Ratio, as Adjusted and Combined Ratio, as Adjusted

	Three Months Ended
	December 31,
	2016	2015
Commercial Insurance - Liability and Financial Lines
Loss ratio	312.0	174.6
Catastrophe losses and reinstatement premiums	—	(0.1)
Prior year development net of premium adjustments	(220.6)	(103.9)

Accident year loss ratio, as adjusted	91.4	70.6

Combined ratio	338.7	203.1
Catastrophe losses and reinstatement premiums	—	(0.1)
Prior year development net of premium adjustments	(220.6)	(103.9)

Accident year combined ratio, as adjusted	118.1	99.1

Commercial Insurance - Property and Special Risks
Loss ratio	77.0	69.8
Catastrophe losses and reinstatement premiums	(18.9)	(10.8)
Prior year development net of premium adjustments	2.4	(0.9)

Accident year loss ratio, as adjusted	60.5	58.1

Combined ratio	111.7	102.5
Catastrophe losses and reinstatement premiums	(18.9)	(10.8)
Prior year development net of premium adjustments	2.4	(0.9)

Accident year combined ratio, as adjusted	95.2	90.8

Total Commercial Insurance
Loss ratio	211.5	133.1
Catastrophe losses and reinstatement premiums	(8.1)	(4.3)
Prior year development net of premium adjustments	(125.2)	(63.2)

Accident year loss ratio, as adjusted	78.2	65.6

Combined ratio	241.6	163.3
Catastrophe losses and reinstatement premiums	(8.1)	(4.3)
Prior year development net of premium adjustments	(125.2)	(63.2)

Accident year combined ratio, as adjusted	108.3	95.8

Consumer Insurance - Personal Insurance
Loss ratio	52.7	55.4
Catastrophe losses and reinstatement premiums	(1.6)	(0.3)
Prior year development net of premium adjustments	0.6	(1.5)

Accident year loss ratio, as adjusted	51.7	53.6

Combined ratio	96.9	103.1
Catastrophe losses and reinstatement premiums	(1.6)	(0.3)
Prior year development net of premium adjustments	0.6	(1.5)

Accident year combined ratio, as adjusted	95.9	101.3

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

Reconciliations of Accident Year Loss Ratio, as Adjusted and Accident Year Loss Ratio, as Adjusted (incl. PYD)

	Twelve Months Ended
	December 31,
	2016	2015
Total Commercial Insurance
Loss ratio	104.0	84.5
Catastrophe losses and reinstatement premiums	(6.5)	(3.0)
Prior year development net of premium adjustments	(30.8)	(16.8)

Accident year loss ratio, as adjusted	66.7	64.7

Commercial Insurance Accident Year Loss Ratio, as Adjusted (incl. PYD)
Accident year loss ratio, as adjusted	66.7	64.7
Effect of 2016 Prior Year Development By Accident Year on 2015		6.1

Accident year loss ratio, as adjusted (incl. PYD)	66.7	70.8

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2016	2015
Consumer Insurance - Individual Retirement:
Premiums	$34	$34
Deposits	3,044	5,077
Other	—	(2)

Total premiums and deposits	$3,078	$5,109

Consumer Insurance - Individual Retirement (Fixed Annuities):
Premiums	$36	$35
Deposits	512	1,228
Other	(2)	(4)

Total premiums and deposits	$546	$1,259

Consumer Insurance - Individual Retirement (Variable Annuities):
Premiums	$(1)	$(2)
Deposits	923	1,814
Other	1	2

Total premiums and deposits	$923	$1,814

Consumer Insurance - Individual Retirement (Index Annuities):
Premiums	$(1)	$—
Deposits	687	867
Other	1	—

Total premiums and deposits	$687	$867

Consumer Insurance - Individual Retirement (Retail Mutual Funds):
Premiums	$—	$—
Deposits	1,061	1,169
Other	—	—

Total premiums and deposits	$1,061	$1,169

Consumer Insurance - Group Retirement:
Premiums	$6	$6
Deposits	2,050	1,938
Other	—	—

Total premiums and deposits	$2,056	$1,944

Consumer Insurance - Life Insurance:
Premiums	$339	$315
Deposits	369	388
Other	203	176

Total premiums and deposits	$911	$879

Consumer Insurance:
Premiums	$380	$355
Deposits	5,463	7,403
Other	202	174

Total premiums and deposits	$6,045	$7,932

Legacy Life Insurance Run-off Lines:
Premiums	$118	$134
Deposits	27	47
Other	14	9

Total premiums and deposits	$159	$190